 Exhibit 99.1

Gain Therapeutics, Inc. Appoints Gene Mack as Interim CEO

Mr. Mack is the Company’s Current CFO

Khalid Islam, PhD, Founder and Chairman of the Board, to serve as Executive Chairman

BETHESDA, Md., June 27, 2024 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced that Matthias Alder has departed the Company in order to pursue other opportunities. Upon Mr. Alder’s departure, the Company appointed Gene Mack, the Company’s current Chief Financial Officer, as interim Chief Executive Officer, effective June 25, 2024. Mr. Mack will retain his role as Chief Financial Officer. Khalid Islam, Ph.D., founder and Chairman of the Company’s Board of Directors, will bolster management as Executive Chairman until a permanent CEO is appointed.

“On behalf of Gain, I would like to thank Matthias for his significant contribution to the development of our company, as we advanced our lead candidate, GT-02287, into clinical development. Matthias played an instrumental role building the preclinical dossier for GT-02287 including the most recent positive data presented this week at FENS Forum 2024, in which administration of GT-02287 was associated with significant improvement in cognitive performance and other related activities of daily living in a preclinical model of GBA1 Parkinson’s disease. We look forward to the continued advancement of GT-02287 and the potential positive impact we believe it may have on Parkinson’s Disease patients,” stated Dr. Islam.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease. The orally administered, brain-penetrant small molecule is an allosteric protein modulator that restores the function of the lysosomal protein enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, increased dopamine levels and improved motor function and cognitive performance. Additionally, GT-02287 significantly reduced plasma neurofilament light chain (NfL) levels, an emerging biomarker for neurodegeneration.

Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287 for the treatment of Parkinson’s disease, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms, and supercomputer-powered physics-based models, the company’s Magellan™ drug discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Its AI and machine-learning tools and virtual screening capabilities leverage the emerging on-demand compound libraries covering vast chemical spaces of over five trillion compounds to identify and select suitable small molecule hits for experimental validation.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended March 31, 2024.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
CORE IR
(516) 222-2560
ir@gaintherapeutics.com

Media Contacts:
Russo Partners
Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(212) 845-4242